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                                                                    EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       ALTERNATIVE LIVING SERVICES, INC.


                 Alternative Living Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the present name of the Corporation is Alternative Living Services, Inc. and its original certificate of incorporation was filed with the Secretary of State of the State of Delaware on December 13, 1993.

         SECOND: That the Corporation's original certificate of incorporation was subsequently amended and restated in that certain Restated Certificate of Incorporation of Alternative Living Services, Inc. dated May 26, 1995 (the "Original Restated Certificate of Incorporation").

         THIRD: That at a meeting of the Board of Directors of said Corporation held on May 9, 1996, resolutions were duly adopted setting forth a proposed restated certificate of incorporation of said Corporation (the "Restated Certificate of Incorporation") and recommended that such Restated Certificate of Incorporation be approved by the stockholders;

         FOURTH: That thereafter, by written consent in lieu of a special meeting of the stockholders of the Corporation pursuant to Section 228(a) of the General Corporation Law of the State of Delaware (the "GCL"), stockholders of the Corporation having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted adopted a resolution approving the Restated Certificate of Incorporation; prompt written notice of said corporate action was given in accordance with Section 228(d) of the GCL.

         FIFTH: That this Restated Certificate of Incorporation restates and amends the Original Restated Certificate of Incorporation, and has been duly adopted in accordance with Sections 242 and 245 of the GCL.

         SIXTH: That the text of the Original Restated Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

                                  ARTICLE ONE

         The name of the corporation is ALTERNATIVE LIVING SERVICES, INC.
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                                  ARTICLE TWO

         The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                 ARTICLE THREE

         The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

         The total number of shares of all classes of stock which the Corporation has authority to issue is thirty-five million (35,000,000), of which 30,000,000 shares shall be common stock, with $0.01 par value (the "Common Stock"), and 5,000,000 shall be preferred stock, with $0.01 par value (the "Preferred Stock").

         The Board of Directors is expressly authorized, at any time and from time to time, to provide for the issuance of shares of the Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors (a "Preferred Stock Designation") and as are not inconsistent with this Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the General Corporation Law of the State of Delaware. Except as otherwise expressly required by law and except for such voting powers as may be expressly fixed by a Preferred Stock Designation relating to any series of Preferred Stock, shares of Preferred Stock shall have no voting power whatsoever.

         The designation and the powers, preference and rights of the Common Stock are as follows:

         1. Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors. Each share of Common Stock shall be equal to every other share of Common Stock in every respect.

         2. Each holder of Common Stock shall be entitled at all meetings of stockholders to one vote for each share of Common Stock held by it of record on the books of the Corporation.





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         3.      As of the Effective Time (as hereinafter defined) each share of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified as and converted into and shall thereafter represent for all corporate purposes one thousand eight hundred and twelve and fifty-five one hundredths (1,812.55) validly issued, fully paid and nonassessable shares of Common Stock without any action on the part of the holder thereof.
                 As used herein, "Effective Time" shall mean 11:59 p.m. (Eastern Standard Time) on the date that the Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware to effect the inclusion of this ARTICLE. Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each record holder of a stock certificate or certificates that represent a share or shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate evidencing and representing the number of shares of Common Stock to which such record holder is entitled pursuant to the foregoing reclassification.

                                  ARTICLE FIVE

         The Corporation is to have perpetual existence.

                                  ARTICLE SIX

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power to make, adopt, amend and repeal the bylaws of the Corporation, including, to the extent permitted by law, any bylaw adopted by the stockholders of the Corporation unless such bylaw specifically provides that it may not be amended or repealed by the Board of Directors.

                                 ARTICLE SEVEN

         Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.





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                                 ARTICLE EIGHT

         The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE NINE

                 The Corporation shall have the power and authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement to the maximum extent permitted by the Delaware General Corporation Law or other applicable law.

                                  ARTICLE TEN

                 No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. This ARTICLE shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this ARTICLE became effective.

                                 ARTICLE ELEVEN

         Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.





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         IN WITNESS WHEREOF, said Corporation has caused this Restated
Certificate of Incorporation to be executed and acknowledged this 17th day of May, 1996.


                                        ALTERNATIVE LIVING SERVICES, INC.


                                        /s/ William F. Lasky
                                        ------------------------------------
                                        William F. Lasky, President and
                                        Chief Executive Officer





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